Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2021 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--February 28, 2022--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the fourth quarter and full year ended December 31, 2021.

“Sustained momentum in our Gasoline Distribution and Station Operations (GDSO) segment contributed to a strong fourth-quarter performance for Global,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Retail fuel volume and margins increased year-over-year in the quarter while demand across our convenience store portfolio continued to improve amid the recovery in the U.S. economy.

“We had a solid year in 2021, successfully navigating the pandemic and the related macroeconomic challenges that affected virtually all industries during the past year,” Slifka continued. “Our performance speaks to the scale and reliability of our vertically integrated assets and businesses, which enable us to deliver significant value for our customers, consumers and unitholders.”

Financial Highlights

Net income was $19.3 million, or $0.44 per diluted common limited partner unit, for the fourth quarter of 2021 compared with $4.4 million, or $0.06 per diluted common limited partner unit, for the same period in 2020.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $65.7 million for the fourth quarter of 2021 compared with $50.2 million for the year-earlier period.

Adjusted EBITDA for the fourth quarter of 2021 was $66.0 million compared with $49.9 million for the fourth quarter of 2020.

Distributable cash flow (“DCF”) was $30.5 million for the fourth quarter of 2021 compared with $7.3 million for the 2020 period.

Gross profit in the fourth quarter of 2021 increased to $193.1 million from $166.2 million a year earlier.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $214.4 million in the fourth quarter of 2021 compared with $186.2 million in the fourth quarter of 2020.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2021 and 2020.

GDSO segment product margin was $177.0 million in the fourth quarter of 2021 compared with $143.6 million in the fourth quarter of 2020, primarily reflecting higher fuel volume and margin (cents per gallon) and an increase in activity at the Partnership’s convenience stores.

Wholesale segment product margin was $32.6 million in the fourth quarter of 2021 compared with $39.7 million in the fourth quarter of 2020, primarily reflecting less favorable market conditions in other oils and related products, partly offset by more favorable market conditions in gasoline and gasoline blendstocks, largely ethanol.

Commercial segment product margin was $4.8 million compared with $2.9 million in the fourth quarter of 2020, primarily due to an increase in volume sold and improved margins.

Total sales were $4.1 billion in the fourth quarter of 2021 compared with $2.2 billion in the same period of 2020, primarily due to an increase in prices. Wholesale segment sales increased to $2.5 billion in the fourth quarter of 2021 from $1.3 billion in the year-earlier period. GDSO segment sales were $1.3 billion in the fourth quarter of 2021 versus $0.8 billion in the fourth quarter of 2020. Commercial segment sales were $0.3 billion in the fourth quarter of 2021 compared with $0.1 billion in the fourth quarter of 2020.

Total volume in the fourth quarter of 2021 was 1.5 billion gallons, essentially unchanged from the same period of 2020. Wholesale segment volume was 1.0 billion gallons in each of the fourth quarters of 2021 and 2020. GDSO volume was 400.5 million gallons in the fourth quarter of 2021 compared with 354.0 million gallons in the fourth quarter of 2020. Commercial segment volume was 118.9 million gallons in the fourth quarter of 2021 compared with 69.9 million gallons in the year-earlier period.

Recent Highlights

  Executed an agreement to sell its Boston Harbor terminal in Revere, Massachusetts. In connection with the closing of the transaction, Global will lease back from the buyer key infrastructure that will allow the Partnership to continue operations at the terminal post-closing. The transaction is expected to close in the first half of 2022, subject to customary closing conditions.
  Completed the purchase of retail fuel and convenience store assets from Consumers Petroleum of Connecticut, Inc. The transaction included 26 company-owned Wheels convenience stores and related fuel operations in Connecticut and fuel-supply agreements at 22 sites in Connecticut and New York.
  Expanded its presence in the mid-Atlantic region with the acquisition of Miller’s Neighborhood Market. The transaction added 23 convenience stores, including 21 company-operated sites, and fuel supply agreements with 34 locations, primarily in Virginia.
  Announced a quarterly cash distribution of $0.5850 per unit, or $2.34 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 to December 31, 2021. The distribution was paid February 14, 2022 to unitholders of record as of the close of business on February 8, 2022.

Business Outlook

“As demonstrated by recent transactions, we continue to deliver on our strategy to drive growth through optimization and expansion of our assets,” Slifka said. “Upon completion, the Revere transaction will provide us with significant proceeds and ongoing cash flow as we continue operations at the terminal. The retail acquisitions enable us to leverage our scale, supply relationships and integrated business model to enhance returns. As a critical infrastructure business, we provide vital energy products and essential goods and services across a significant portion of the U.S. The demand for those products and services remains robust, and we believe that we are well positioned for the year ahead.”

Conference Call and Webcast

Global Partners’ fourth-quarter and full-year 2021 earnings conference call is scheduled to begin at 10:00 a.m. ET today. The dial-in numbers are (877) 709-8155 (U.S. and Canada) or (201) 689-8881 (International). Please plan to dial in to the call at least 15 minutes prior to the start time. The webcast can be accessed via a link at https://ir.globalp.com.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Sales	$4,091,895	$2,195,547	$13,248,277	$8,321,599
Cost of sales	3,898,767	2,029,335	12,529,014	7,600,461
Gross profit	193,128	166,212	719,263	721,138

Costs and operating expenses:
Selling, general and administrative expenses	57,849	49,375	212,878	192,533
Operating expenses	92,734	81,796	353,582	323,298
Amortization expense	2,573	2,702	10,711	10,839
Net loss (gain) on sale and disposition of assets	169	(348)	(506)	275
Long-lived asset impairment	192	-	380	1,927
Total costs and operating expenses	153,517	133,525	577,045	528,872

Operating income	39,611	32,687	142,218	192,266

Interest expense	(19,747)	(20,995)	(80,086)	(83,539)
Loss on early extinguishment of debt	-	(7,164)	-	(7,164)

Income before income tax (expense) benefit	19,864	4,528	62,132	101,563

Income tax (expense) benefit	(547)	(86)	(1,336)	119

Net income	19,317	4,442	60,796	101,682

Net loss attributable to noncontrolling interest	-	-	-	528

Net income attributable to Global Partners LP	19,317	4,442	60,796	102,210

Less: General partner's interest in net income, including
incentive distribution rights	1,000	542	3,581	1,399
Less: Preferred limited partner interest in net income	3,463	1,682	12,209	6,728

Net income attributable to common limited partners	$14,854	$2,218	$45,006	$94,083

Basic net income per common limited partner unit (1)	$0.44	$0.06	$1.33	$2.77

Diluted net income per common limited partner unit (1)	$0.44	$0.06	$1.31	$2.74

Basic weighted average common limited partner units outstanding	33,953	33,966	33,942	33,907

Diluted weighted average common limited partner units outstanding	34,080	34,260	34,278	34,308

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$10,849	$9,714
Accounts receivable, net	411,194	227,317
Accounts receivable - affiliates	1,139	2,410
Inventories	509,517	384,432
Brokerage margin deposits	33,658	21,661
Derivative assets	11,652	16,556
Prepaid expenses and other current assets	87,076	119,340
Total current assets	1,065,085	781,430

Property and equipment, net	1,099,348	1,082,486
Right of use assets, net	280,284	290,506
Intangible assets, net	26,014	35,925
Goodwill	328,135	323,565
Other assets	32,299	26,588

Total assets	$2,831,165	$2,540,500

Liabilities and partners' equity
Current liabilities:
Accounts payable	$353,296	$207,873
Working capital revolving credit facility - current portion	204,700	34,400
Lease liability - current portion	62,352	75,376
Environmental liabilities - current portion	4,642	4,455
Trustee taxes payable	44,223	36,598
Accrued expenses and other current liabilities	138,733	126,774
Derivative liabilities	31,654	12,055
Total current liabilities	839,600	497,531

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	43,400	122,000
Senior notes	739,310	737,605
Long-term lease liability - less current portion	228,203	226,648
Environmental liabilities - less current portion	48,163	49,166
Financing obligations	144,444	146,535
Deferred tax liabilities	56,817	56,218
Other long-term liabilities	53,461	59,298
Total liabilities	2,303,398	2,045,001

Partners' equity	527,767	495,499

Total liabilities and partners' equity	$2,831,165	$2,540,500

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of gross profit to product margin
Wholesale segment: (1)
Gasoline and gasoline blendstocks	$23,910	$18,060	$86,289	$103,026
Other oils and related products	10,849	24,293	65,429	83,707
Crude oil	(2,183)	(2,676)	(12,845)	(672)
Total	32,576	39,677	138,873	186,061
Gasoline Distribution and Station Operations segment:
Gasoline distribution	119,755	92,611	413,756	398,016
Station operations	57,314	51,022	233,881	205,926
Total	177,069	143,633	647,637	603,942
Commercial segment (1)	4,797	2,881	15,604	12,279
Combined product margin	214,442	186,191	802,114	802,282
Depreciation allocated to cost of sales	(21,314)	(19,979)	(82,851)	(81,144)
Gross profit	$193,128	$166,212	$719,263	$721,138

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$19,317	$4,442	$60,796	$101,682
Net loss attributable to noncontrolling interest	-	-	-	528
Net income attributable to Global Partners LP	19,317	4,442	60,796	102,210
Depreciation and amortization	26,069	24,707	102,241	99,899
Interest expense	19,747	20,995	80,086	83,539
Income tax expense (benefit)	547	86	1,336	(119)
EBITDA (2)(3)	65,680	50,230	244,459	285,529
Net loss (gain) on sale and disposition of assets	169	(348)	(506)	275
Long-lived asset impairment	192	-	380	1,927
Adjusted EBITDA (2)(3)	$66,041	$49,882	$244,333	$287,731

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(48,839)	$62,237	$50,218	$312,526
Net changes in operating assets and liabilities and certain non-cash items	94,225	(33,088)	112,819	(110,709)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	-	-	292
Interest expense	19,747	20,995	80,086	83,539
Income tax expense (benefit)	547	86	1,336	(119)
EBITDA (2)(3)	65,680	50,230	244,459	285,529
Net loss (gain) on sale and disposition of assets	169	(348)	(506)	275
Long-lived asset impairment	192	-	380	1,927
Adjusted EBITDA (2)(3)	$66,041	$49,882	$244,333	$287,731

Reconciliation of net income to distributable cash flow
Net income	$19,317	$4,442	$60,796	$101,682
Net loss attributable to noncontrolling interest	-	-	-	528
Net income attributable to Global Partners LP	19,317	4,442	60,796	102,210
Depreciation and amortization	26,069	24,707	102,241	99,899
Amortization of deferred financing fees	1,221	1,345	5,031	5,241
Amortization of routine bank refinancing fees	(1,012)	(1,037)	(4,064)	(3,970)
Maintenance capital expenditures	(15,119)	(22,199)	(43,254)	(46,988)
Distributable cash flow (2)(3)(4)(5)	30,476	7,258	120,750	156,392
Distributions to preferred unitholders (6)	(3,463)	(1,682)	(12,209)	(6,728)
Distributable cash flow after distributions to preferred unitholders	$27,013	$5,576	$108,541	$149,664

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(48,839)	$62,237	$50,218	$312,526
Net changes in operating assets and liabilities and certain non-cash items	94,225	(33,088)	112,819	(110,709)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	-	-	292
Amortization of deferred financing fees	1,221	1,345	5,031	5,241
Amortization of routine bank refinancing fees	(1,012)	(1,037)	(4,064)	(3,970)
Maintenance capital expenditures	(15,119)	(22,199)	(43,254)	(46,988)
Distributable cash flow (2)(3)(4)(5)	30,476	7,258	120,750	156,392
Distributions to preferred unitholders (6)	(3,463)	(1,682)	(12,209)	(6,728)
Distributable cash flow after distributions to preferred unitholders	$27,013	$5,576	$108,541	$149,664

(1)	Segment reporting results for the three and twelve months ended December 31, 2020 have been reclassified between the Wholesale and Commercial segments to conform to the Partnership's current presentation.
(2)	EBITDA, Adjusted EBITDA and distributable cash flow for the twelve months ended December 31, 2021 include a $6.6 million expense for compensation and benefits resulting from the passing of the Partnership's general counsel in May of 2021 and a $3.1 million expense for compensation resulting from the retirement of the Partnership's former chief financial officer in August of 2021. The $6.6 million expense relates to contractual commitments including the acceleration of grants previously awarded as well as a discretionary award in recognition of service.
(3)	EBITDA, Adjusted EBITDA and distributable cash flow for the three and twelve months ended December 31, 2020 include a loss on early extinguishment of debt of $7.2 million related to the redemption of the 7.00% senior notes due 2023.
(4)	Distributable cash flow for the twelve months ended December 31, 2020 includes a $6.3 million income tax benefit related to the CARES Act net operating loss carryback provisions.
(5)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(6)	Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Acting General Counsel, Secretary and
Vice President – Mergers & Acquisitions
Global Partners LP
(781) 894-8800